EX 99.28(h)(1)

Administration Agreement

This Agreement is effective as of the 15th day of October, 2012, between JNL Strategic Income Fund LLC, a Delaware limited liability company (the “Company”), and Jackson National Asset Management, LLC, a Michigan limited liability company (“Administrator”).

Whereas, the Company is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company and has a separate Fund of shares (“Fund”), which has its own assets and investment policies; and

Whereas, the Company desires to retain the Administrator to furnish administrative services to each Fund listed in Schedule A attached hereto, and to such other Funds of the Company hereinafter established as agreed to from time to time by the parties, evidenced by an amendment to this Agreement (hereinafter “Fund” shall refer to the Fund or Funds which are or become subject to this Agreement and all agreements and actions described herein to be made or taken by the Fund shall be made or taken by the Company on behalf of the Fund), and the Administrator is willing to furnish such services.

Now, Therefore, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1.  Services Of The Administrator

1.1  Administrative Services.  The Administrator shall supervise the Fund’s business and affairs and shall provide such services required for effective administration of the Fund as are not provided by employees or other agents engaged by the Fund; provided, that the Administrator shall not have any obligation to provide under this Agreement any direct or indirect services to the Fund’s shareholders, any services related to the distribution of the Fund’s shares, or any other services that are the subject of a separate agreement or arrangement between the Fund and the Administrator.  Subject to the foregoing, in providing administrative services hereunder, the Administrator shall:

1.1.1  Office Space, Equipment and Facilities.  Furnish without cost to the Fund, or pay the cost of, such office space, office equipment and office facilities as are adequate for the Fund’s needs;

1.1.2  Personnel.  Provide, without remuneration from, or other cost to the Fund, the services of individuals competent to perform all of the Fund’s executive, administrative and clerical functions that are not performed by employees or other agents engaged by the Fund or by the Administrator acting in some other capacity pursuant to a separate agreement or arrangement with the Fund;

1.1.3  Agents.  Assist the Fund in selecting and coordinating the activities of the other agents engaged by the Fund, including the Fund’s custodian, independent auditors and legal counsel;

1.1.4  Board of Managers and Officers.  Authorize and permit the Administrator’s directors, officers or employees who may be elected or appointed as Managers or officers of the

Company to serve in such capacities, without remuneration from or other cost to the Company or the Fund;

1.1.5  Books and Records.  Ensure that all financial, accounting and other records required to be maintained and preserved by the Fund are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations; and

1.1.6  Reports and Filings.  Prepare, coordinate and finalize all periodic reports by the Fund to shareholders of the Fund and all reports and filings required to maintain the registration and qualification of the Fund and the Fund’s shares, including the continuous public sale of shares of the Fund, or to meet other regulatory or tax requirements applicable to the Fund, under federal and state securities and tax laws.

2. Expenses Of The Fund

2.1 Expenses to Be Paid by the Administrator.  If the Administrator pays or assumes any expenses of the Company or the Fund not required to be paid or assumed by the Administrator under this Agreement, the Administrator shall not be obligated hereby to pay or assume the same or any similar expense in the future; provided, that nothing herein contained shall be deemed to relieve the Administrator of any obligation to the Company or to the Fund under any separate agreement or arrangement between the parties.

2.1.1  Custody.  All charges of depositories, custodians, and other agents for the transfer, receipt, safekeeping, and servicing of its cash, securities, and other property, except overdraft charges and interest expense;

2.1.2  Shareholder Servicing.  All expenses of maintaining and servicing shareholder accounts, including, but not limited to, the charges of any shareholder servicing agent, dividend disbursing agent or other agent engaged by the Fund to service shareholder accounts;

2.1.3  Shareholder Reports.  All expenses of preparing, setting type, printing and distributing reports and other communications to shareholders of the Fund;

2.1.4  Prospectuses.  All expenses of preparing, setting in type, printing and mailing annual or more frequent revisions of the Fund’s Prospectus and SAI and any supplements thereto and of supplying them to shareholders of the Fund and Account holders;

2.1.5  Fund Accounting Services and Fund Valuation.  All expenses for fund accounting services to compute a Fund’s NAV per share, including any equipment or services obtained for the purpose of pricing shares or valuing the Fund’s investments;

2.1.6  Communications.  All charges for equipment or services used for communications between the Administrator or the Fund and any custodian, shareholder servicing agent, Fund accounting services agent, or other agent engaged by the Fund;

2.1.7  Legal and Accounting Fees.  All charges for services and expenses of the Fund's legal counsel and independent auditors excluding, however, the charges for services and expenses of independent legal counsel to the Disinterested Managers who are not “interested persons” (as such term is defined under Section 2(a)(19) of the 1940 Act, of the Funds (the “Disinterested Managers”).  In addition, all audit and tax return related charges and expenses;

2.1.8  Shareholder Meetings.  All expenses incidental to holding meetings of shareholders, including the printing of notices and proxy materials, and proxy solicitation therefor;

2.1.9  Bonding and Insurance.  All expenses of bond, liability, and other insurance coverage required by law or regulation or deemed advisable by the Board of Managers, including, without limitation, such bond, liability and other insurance expense that may from time to time be allocated to the Fund in a manner approved by the Board of Managers, excluding, however, the expenses of the Managers' Errors & Omission policy;

2.1.10  Trade Association Fees.  Its proportionate share of all fees, dues and other expenses incurred in connection with the Company's membership in any trade association or other investment organization;

2.1.11  Lipper Expenses.  All charges for services and expenses for Lipper reports as requested or used by the Managers;

2.1.12  Proxy Expenses.  All charges for services and expenses paid to a third party for proxy expenses related to Form N-PX reporting and compliance;

2.1.13  JNAM Chief Compliance Officer and Compliance Staff.  For all expenses related to his/her position as JNAM’s Chief Compliance Officer and for a portion of the expenses related to any compliance staffing, as approved by the Disinterested Managers; and

2.1.14  Salaries. All salaries, expenses and fees of the officers, managers, or employees of the Company who are officers, directors or employees of the Administrator.

2.2  Expenses to Be Paid by the Fund.  The Fund shall bear all expenses of its operation, except those specifically allocated to the Administrator under this Agreement or under any separate agreement between the Fund and the Administrator.  Expenses to be borne by the Fund shall include both expenses directly attributable to the operation of the Fund and the offering of its shares, as well as the portion of any expenses of the Company that is properly allocable to the Fund in a manner approved by the Board of Managers of the Fund.  Subject to any separate agreement or arrangement between the Company or the Fund and the Administrator, the expenses hereby allocated to the Fund, and not to the Administrator, include, but are not limited to:

2.2.1  Registration Fees.  All fees and expenses of registering and maintaining the registration of the Company and each Fund under the 1940 Act and the registration of the Fund’s shares under the Securities Act of 1933, as amended (the “1933 Act”), or all fees and expenses of registering and maintaining the registration of the Company and the Fund under the laws and regulations of foreign countries in which the Fund may invest, fees and expenses paid to the Public Company Accounting Oversight Board and any fees for CUSIP number registration;

2.2.2  Brokerage Commissions.  All brokers’ commissions and other charges incident to the purchase, sale or lending of the Fund’s securities;

2.2.3  Taxes.  All taxes or governmental fees or accounting related services payable by or with respect to the Fund to federal, state or other governmental agencies, domestic or foreign, including stamp or other transfer taxes;

2.2.4  Nonrecurring and Extraordinary Expenses.  Such nonrecurring and extraordinary expenses as may arise, including the costs of actions, suits, or proceedings to which the Fund is a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to the Company's officers, Board of Managers and agents;

2.2.5  Investment Advisory Services.  Any fees and expenses for investment advisory services that may be incurred or contracted for by the Fund;

2.2.6  Independent Legal Counsel to Disinterested Managers.  All charges for services and expenses of independent legal counsel to the Disinterested Managers;

2.2.7  Managers' Fees and Expenses.  All compensation of Managers, all expenses incurred in connection with such Managers' services as Managers, and all other expenses of meetings of the Managers or committees thereof;

2.2.8  Rule 12b-1 Fees.  All fees paid to the Fund’s distributor pursuant to a Distribution Plan in accordance with Rule 12b-1 under the 1940 Act;

2.2.9   License Fees.  All license fees for the Fund;

2.2.10  Fund’s Chief Compliance Officer and Compliance Staff.  For all expenses related to his/her position as the Fund’s Chief Compliance Officer and for a portion of the expenses related to any compliance staffing as agreed to by the Disinterested Managers;

2.2.11  Managers' Errors and Omission Policy.  For all expenses of the Managers' Errors & Omission Policy;

2.2.12  Anti-Money Laundering (“AML”) Service Fee.  For all expenses related to AML services paid to Jackson National Life Insurance Company; and

2.2.13 Borrowing. All costs and expenses that may be incurred by the Fund related to borrowing money, including interest expenses.

3.  Administration Fee

3.1  Fee.  As compensation for all services rendered, facilities provided and expenses paid or assumed by the Administrator to or for the Fund under this Agreement, the Company shall pay the Administrator an annual fee as set out in Schedule B to this Agreement.

3.2  Computation and Payment of Fee.  The administration fee shall accrue on each calendar day; and shall be payable monthly on the first business day of the next succeeding calendar month.

4.  Ownership Of Records

All records required to be maintained and preserved by the Fund pursuant to the provisions or rules or regulations of the Securities and Exchange Commission (“SEC”) under section 31(a) of the 1940 Act and maintained and preserved by the Administrator on behalf of the Fund are the property of the Fund and shall be surrendered by the Administrator promptly on request by the Fund; provided, that the Administrator may at its own expense make and retain copies of any such records.

5.  Reports To Administrator

If necessary, the Fund shall furnish or otherwise make available to the Administrator such copies of the Fund’s Prospectus, SAI, financial statements, proxy statements, reports, and other information relating to its business and affairs as the Administrator may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

6.  Reports To The Fund

The Administrator shall prepare and furnish to the Fund such reports, statistical data and other information in such form and at such intervals as the Fund may reasonably request.

7.  Ownership Of Software And Related Materials

All computer programs, written procedures and similar items developed or acquired and used by the Administrator in performing its obligations under this Agreement shall be the property of the Administrator, and the Fund will not acquire any ownership interest therein or property rights with respect thereto.

8.  Confidentiality

The Administrator agrees, on its own behalf and on behalf of its directors, officers, employees, agents and contractors, to keep confidential any and all records maintained and other information obtained hereunder which relate to the Fund or to any of the Fund’s former, current or prospective shareholders, except that the Administrator may deliver records or divulge information (a) when requested to do so by duly constituted authorities after prior notification to and approval in writing by the Fund (which approval will not be unreasonably withheld and may not be withheld by the Fund where the Administrator advises the Fund that it may be exposed to civil or criminal contempt proceeding or other penalties for failure to comply with such request) or (b) whenever requested in writing to do so by the Fund.

9.	The Administrator’s Actions In Reliance On Fund’s Instructions, Legal Opinions, Etc.; Fund’s Compliance With Laws.

9.1  The Administrator may at any time apply to an officer of the Company for instructions, and may consult with legal counsel for the Fund or with the Administrator’s own legal counsel, in respect of any matter arising in connection with this Agreement; and the Administrator shall not be liable for any action taken or omitted to be taken in good faith and with due care in accordance with such instructions or with the advice or opinion of such legal counsel.  The Administrator shall be protected in acting upon any such instructions, advice, or opinion and upon any other paper or document delivered by the Fund or such legal counsel which the Administrator believes to be genuine and to have been signed by the proper person or persons, and the Administrator shall not be held to have notice of any change of status or authority of any officer or representative of the Company, until receipt of written notice thereof from the Company.

9.2  Except as otherwise provided in this Agreement or in any separate agreement between the parties and except for the accuracy of information furnished to the Fund by the Administrator, the Fund assumes full responsibility for the preparation, contents, filing and distribution of its Prospectus and SAI.

10.  Services To Other Clients

Nothing herein contained shall limit the freedom of the Administrator or any affiliated person of the Administrator to render administrative or shareholder services to other investment companies, to act as administrator to other persons, firms, or corporations, or to engage in other business activities.

11.  Limitation Of Liability Regarding The Company

The Administrator shall look only to the assets of the Fund for performance of this Agreement by the Company on behalf of the Fund, and neither the Board of Managers of the Company nor any of the Company's officers, employees or agents, whether past, present or future shall be personally liable therefor.

12.  Indemnification By Fund

The Fund shall indemnify the Administrator and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrator that result from (i) any claim, action, suit or proceeding in connection with the Administrator’s entry into or performance of this Agreement with respect to the Fund; or (ii) any action taken or omission to act committed by the Administrator in the performance of its obligations hereunder with respect to the Fund; or (iii) any action of the Administrator upon instructions believed in good faith by it to have been executed by a duly authorized officer or representative of the Company with respect to the Fund; provided, that the Administrator shall not be entitled to such indemnification in respect of actions or omissions constituting negligence or misconduct on the part of the Administrator or its employees, agents or contractors.  Before confessing any claim against it which may be subject to indemnification by the Fund, the Administrator shall give the Fund reasonable opportunity to defend against such claim in its own name or in the name of the Administrator.

13.  Indemnification By The Administrator

The Administrator shall indemnify the Fund and hold it harmless from and against any and all losses, damages and expenses, including reasonable attorneys’ fees and expenses, incurred by the Fund which result from (i) the Administrator’s failure to comply with the terms of this Agreement with respect to the Fund; or (ii) the Administrator’s lack of good faith in performing its obligations hereunder with respect to the Fund; or (iii) the Administrator’s negligence or misconduct of its employees, agents or contractors in connection herewith with respect to the Fund.  The Fund shall not be entitled to such indemnification in respect of actions or omissions constituting negligence or misconduct on the part of the Fund or its employees, agents or contractors other than the Administrator, unless such negligence or misconduct results from or is accompanied by negligence or misconduct on the part of the Administrator, any affiliated person of the Administrator, or any affiliated person of an affiliated person of the Administrator.  Before confessing any claim against it which may be subject to indemnification hereunder, the Fund shall give the Administrator reasonable opportunity to defend against such claim in its own name or the name of the Fund.

14.  Effect Of Agreement

Nothing herein contained shall be deemed to require the Company or the Fund to take any action contrary to the Operating Agreement or By-laws of the Company or any applicable law, regulation or order to which it is subject or by which it is bound, or to relieve or deprive the

Board of Managers of their responsibility for and control of the conduct of the business and affairs of the Company or the Fund.

15.  Term Of Agreement

The term of this Agreement shall begin on the date first above written with respect to the Fund listed in Schedule A on the date hereof and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through October 15, 2012.  With respect to each Fund added by execution of an amendment to this Agreement, the term of this Agreement shall begin on the date of such execution.  Thereafter, in each case this Agreement shall continue in effect through June 30th of each successive year for each Fund covered by this Agreement, as outlined on Schedule A, subject to the termination provisions and all other terms and conditions hereof; provided, such continuance with respect to the Fund is approved at least annually by vote or written consent of the Board of Managers, including a majority of the Board of Managers who are not interested persons of either party hereto (“Disinterested Board of Managers”); and provided further, that neither party has terminated the Agreement in accordance with Section 17.  The Administrator shall furnish the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof. However, the addition or deletion of a Fund reflecting changes that have been formally approved by resolution by the Board of Managers will not require approval by the Board of Managers.

16.  Amendment Or Assignment Of Agreement

Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized on behalf of the Fund (i) by resolution of the Board of Managers, including the vote or written consent of a majority of the Disinterested Board of Managers, or (ii) by vote of a majority of the outstanding voting securities of the Fund.  This Agreement shall terminate automatically and immediately in the event of its assignment; provided, that with the consent of the Fund, the Administrator may subcontract to another person any of its responsibilities with respect to the Fund.

17.  Termination Of Agreement

This Agreement may be terminated at any time by either party hereto, without the payment of any penalty, upon at least sixty days’ prior written notice to the other party; provided, that in the case of termination by the Fund, such action shall have been authorized (i) by resolution of the Board of Managers, including the vote or written consent of the Disinterested Board of Managers, or (ii) by vote of a majority of the outstanding voting securities of such Fund.

18.  Use Of Name

The Fund hereby agrees that if the Administrator shall at any time for any reason cease to serve as administrator to the Fund, the Fund shall, if and when requested by the Administrator, thereafter refrain from using the name “Jackson National Asset Management, LLC” or the initials “JNAM” in connection with its business or activities, and the foregoing agreement of the Fund shall survive any termination of this Agreement and any extension or renewal thereof.

19.  Interpretation And Definition Of Terms

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC validly issued pursuant to the 1940 Act.  Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by section 2(a) of the 1940 Act.  In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

20.  Choice Of Law

This Agreement is made and to be principally performed in the State of Illinois, and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois.

21.  Captions

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

22.  Execution On Counterparts

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

In Witness Whereof, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixes, as of this 17th day of October, 2012, effective October 15, 2012.

JNL Strategic Income Fund LLC

Attest:	/s/ Norma M. Mendez	By:	/s/ Kristen K. Leeman
Printed Name:	Norma M. Mendez	Name:	Kristen K. Leeman
		Title:	Assistant Secretary

Jackson National Asset Management, LLC

Attest:	/s/ Norma M. Mendez	By:	/s/ Mark D. Nerud
Printed Name:	Norma M. Mendez	Name:	Mark D. Nerud
		Title:	President and CEO

Schedule A
October 15, 2012

Funds
JNL/PPM America Strategic Income Fund

A-1

Schedule B
October 15, 2012

Funds	Assets	Fee
JNL/PPM America Strategic Income Fund	All Assets	.15%

B-1